SERVICES AGREEMENT



     AGREEMENT made as of the ____ day of _______, 1997, by and between Deutsche Family of Funds, Inc. (the Company), the series of which are listed on Exhibit 1, as may be amended from time to time (individually referred to herein as a "Fund" and collectively as "Funds"), having their principal office and place of business at Federated Investors Tower, Pittsburgh, PA 15222-3779 and having approved a Distribution and Services Plan (the "Plan") and Deutsche Fund Management, Inc., a Delaware corporation, having its principal office and place of business at 31 West 52nd Street, 29th Floor, New York, New York 10019 ("DFM").

     1. The Funds hereby appoint DFM to render or cause to be rendered personal and other services to shareholders of the classes of shares of the Funds set for on Exhibit 1 ("Classes"), including (a) performing personal services relating to shareholder accounts, including answering shareholder inquiries and providing reports and other information to shareholders and financial institutions ("Financial Institutions") and performing other services related to the maintenance of shareholder accounts (collectively, "Shareholder Services"), (b) making payments to Financial Institutions that perform Shareholder Services, (c) coordinating the activities of Financial Institutions that perform Shareholder Services and providing Fund information to shareholders, potential investors and Financial Institutions, and (d) performing other services related to the foregoing which, in its best judgment (subject to the supervision of the Board of Directors of the Company) are necessary or desirable for shareholders of the Classes (collectively, "Services"). DFM hereby accepts such appointment. DFM further agrees to provide the Funds, upon request, a written description of the Services which DFM is providing hereunder. Any payment made by DFM to Financial Institutions with funds received as services fees hereunder will be made pursuant to the Mutual Funds Sales and Service Agreement entered into by DFM and the Company's Distributor with such Financial Institution.

     2. During the term of this Agreement, each Fund will pay DFM and DFM agrees to accept as full compensation for its services rendered hereunder a services fee at an annual rate, calculated daily and payable monthly, of 0.25% of the average net assets of each Class listed on Exhibit 1.

     For the payment period in which this Agreement becomes effective or terminates with respect to any Fund, there shall be an appropriate proration of the monthly fee on the basis of the number of days that this Agreement is in effect with respect to such Fund during the month.

     3. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year only if this


DEUTSCHE FAMILY OF FUNDS                             1                 1997

Agreement is approved with respect to each Class at least annually by the Board of the Company, including a majority of the members of the Board with respect to each Class who are not interested persons of the Company (within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act")) and have no direct or indirect financial interest in the operation of the Funds' Plan or in any related agreements ("Independent Board Members") cast in person at a meeting called for that purpose.

     4. Notwithstanding paragraph 3, this Agreement may be terminated with respect to any Class as follows:

              (a) at any time, without the payment of any penalty, by the vote of a majority of the Independent Board Members or by a vote of a majority of the outstanding voting securities of such Class as defined in the Investment Company Act of 1940 on sixty (60) days' written notice to the parties to this Agreement;

              (b) automatically in the event of the Agreement's assignment as defined in the 1940 Act; and

              (c) by any party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

     5. DFM agrees to obtain any taxpayer identification number certification from each shareholder of the Classes to which it provides Services that is required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide the Company or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

     6. DFM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. DFM shall be entitled to rely on and may act upon advice of counsel (who may be counsel for such Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of DFM, who may be or become a member of the Company's Board or an officer, employee or agent, shall be deemed, when rendering services to a Fund or acting on any business of such Fund (other than services or business in connection with the duties of DFM hereunder) to be rendering such services to or acting solely for such Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of DFM even though paid by DFM.



DEUTSCHE FAMILY OF FUNDS                             2                    1997

This Section 6 shall survive termination of this Agreement.

     7. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

     8. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to any Fund and to such Fund at the following address: Federated Investors Tower, Pittsburgh, PA 15222-3779 and if delivered to DFM at 31 West 52nd Street, 29th Floor, New York, New York 10019, Attention: President.

     9. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Sections 3 and 4, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

     10. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

     11. This Agreement shall not be assigned by any party without the prior written consent of DFM in the case of assignment by the Company, or of the Company in the case of assignment by DFM, except that any party may assign to a successor all of or a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this Section 11 shall prevent DFM from delegating its responsibilities to another entity to the extent provided herein.

     12. DFM acknowledges that this Agreement is a "related agreement" with respect to the Plan within the meaning of Rule 12b-1 under the 1940 Act and agrees to comply with the terms and conditions applicable to this Agreement under Rule 12b-1 and the Plan.

DEUTSCHE FAMILY OF FUNDS                             3                     1997

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



Attest:                                          Deutsche Family of Funds, Inc.


                                                  By:
                                                  Title:


Attest:                                           Deutsche Fund Management, Inc.


                                                  By:
                                                  Title:


DEUTSCHE FAMILY OF FUNDS                             4                    1997

                                    EXHIBIT 1



           DEUTSCHE EUROPEAN MID-CAP FUND, CLASS A AND CLASS B SHARES

             DEUTSCHE GERMAN EQUITY FUND, CLASS A AND CLASS B SHARES

            DEUTSCHE JAPANESE EQUITY FUND, CLASS A AND CLASS B SHARES

              DEUTSCHE GLOBAL BOND FUND, CLASS A AND CLASS B SHARES

              DEUTSCHE GERMAN BOND FUND, CLASS A AND CLASS B SHARES

                DEUTSCHE TOP 50 WORLD, CLASS A AND CLASS B SHARES

               DEUTSCHE TOP 50 EUROPE, CLASS A AND CLASS B SHARES

                DEUTSCHE TOP 50 ASIA, CLASS A AND CLASS B SHARES

                 DEUTSCHE TOP 50 US, CLASS A AND CLASS B SHARES

              DEUTSCHE U.S. MONEY MARKET FUND, RETAIL CLASS SHARES











DEUTSCHE FAMILY OF FUNDS                             5                   1997